                                 EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made as of August 1, 1998, by and between TriStar Aerospace, Inc., doing business at 2527 Willowbrook, Dallas, Texas 75220 (the "Company") and Trevor J. Wright, residing presently at 704 Dover Place, Southlake, Texas 76092 ("Employee").

                                 W I T N E S S E T H:

     WHEREAS, the Company is engaged in the business of distributing aerospace hardware and providing inventory management services; and

     WHEREAS, Employee is experienced and knowledgeable in the management, sales and marketing of aerospace hardware business and has agreed to work for the Company as its Executive Vice President of Sales and Marketing;

     WHEREAS, the Company is interested in employing Employee and Employee is interested in working for the Company; and

     WHEREAS, this Agreement will supersede and replace all prior consulting and/or employment agreements between the Company and Employee;

     NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT. Employee is hereby employed in the position of Executive Vice President of Sales and Marketing of the Company to render services in connection with the management, sales and marketing of the Company. Employee hereby accepts such employment and agrees that he will at all times use his best efforts to discharge his duties and utilize his skills in the best interests of the Company.

     2.   DUTIES.

          (a) Employee will have responsibility for all functions and duties related to the sales and marketing of the Company, including but not limited to, business development and customer relations.

          (b) Employee will perform all other duties as assigned by the President and Chief Executive Officer and by the Company's Board of Directors.

     3. LOCATION OF EMPLOYMENT. Employee's office and principal place of business in carrying out his duties hereunder shall be at the Company's corporate headquarters in Dallas. Employee will give reasonable consideration to any proposed change in the location of his employment if such change would serve the best interest of the Company. If the Company does relocate Employee, it will provide him with adequate financial compensation to offset his moving expenses and any losses he incurs due to the relocation.

     4. TERM. Employee's employment under this Agreement shall be for a term of two years commencing on August 1, 1998 (the "Commencement Date") and ending on August 3, 2000. This Agreement may be renewed if 30 days before the termination date of this Agreement the parties agree in writing to extend the Agreement to a specific date. The period beginning on the Commencement Date and ending July 31, 2000, or upon the expiration of any renewal period shall be referred to as the "Employment Term."

     5. COMPENSATION. In consideration for the services to be performed by Employee herein, the Company shall pay Employee as follows:

          (a) BASE SALARY. The Company shall pay to Employee an annual base salary of $140,000. This salary shall be payable in accordance with the customary payroll practices of the Company. The Employee shall be eligible for such raises as the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), in its sole and absolute discretion, may provide.

          (b) BONUS. In addition to a base salary, the Employee is entitled to participate in the Executive and Key Employee Incentive Plan or some other Incentive or Bonus Plan then approved and authorized by the Compensation Committee. A copy of the most recently approved Bonus Plan has been provided to and reviewed by the Employee.

          (c) TAXES. All compensation paid to Employee hereunder shall be subject to applicable employment and withholding taxes. Employee shall be responsible for any taxes resulting from a determination that any portion of any benefits supplied to Employee hereunder may be reimbursing personal as well as business expenses.

     6.   EMPLOYEE BENEFITS.

          (a) BENEFIT PLANS OR OTHER ARRANGEMENTS. Subject to meeting eligibility provisions, Employee shall be entitled to participate in all employee benefit plans of the Company, and to receive such other employee benefits as are available to the Company's officers as such benefits may exist from time to time, including but not limited to, group health, disability and life insurance benefits and participation in the Company's 401K Savings Plan, and the Company's profit sharing, stock purchase and stock option plans. Employee will be subject to any changes made to the aforesaid employee benefit plans.

          (b) VACATIONS AND SICK LEAVE. Employee shall be entitled to receive the same number of sick leave and vacation days as is maintained in the Company's vacation and sick leave plan.

     7    EXPENSES.

          (a) RELOCATION EXPENSES. Upon presentation by the Employee to the Company of expense reports and satisfactory supporting documentation evidencing payment of such expenses, in such form as shall be requested by the Company, the Company shall reimburse the Employee for such expenses as the

          Board of Directors of the Company, in its sole and absolute discretion, determines to be necessary and reasonable in connection with the relocation of Employee, his family and their personal effects to a new location designated by the Company.

          (b) BUSINESS EXPENSES. During the term of the Employee's employment hereunder, the Employee shall be entitled to receive reimbursement for all reasonable travel and business expenses incurred by him (in accordance with the policies and procedures of the Company) at the express direction of the President of the Company, provided that the Employee promptly and properly accounts therefore in accordance with the Company's expense policy.

     8. TERMINATION. Employee's employment may be terminated during the Employment Term by either party at any time by giving written notice to the other party stating the grounds for such termination in accordance with the provisions of this Section 8. In the event of such termination, Employee's rights and entitlements shall be determined in accordance with the following provisions:

          (a) DISABILITY. The Company shall have the right to terminate this Agreement if Employee incurs a permanent disability during the Employment Term. For the purpose of this Agreement, "Permanent Disability" shall mean inability of Employee to perform the services required hereunder due to physical or mental disability which continues for either (i) a total of 180 working days during any 12-month period or (ii) 150 consecutive working days. In the event that either party disputes whether Employee has a permanent disability, such dispute shall be submitted to a physician mutually agreed upon by Employee or his legal guardian and the Company. If the parties are unable to agree on a mutually satisfactory physician, each shall select a reputable physician, who, together, shall in turn select a third physician whose determination of Employee's ability to perform his job duties shall be conclusive and binding to the parties. Evidence of such disability shall be conclusive notwithstanding that a disability policy or clause in an insurance policy covering Employee shall contain a different definition of "Permanent Disability."

          If Employee suffers a Permanent Disability and the Company terminates his employment after the appropriate time period as cited above, the Company will pay to Employee the balance of his base salary under this Agreement pursuant to subsection (f) below until the end of the Employment Term less any disability payments which Employee is eligible to receive from any insurance company pursuant to a policy purchased by the Company. Employee also shall receive the cash value of any earned but unused sick leave and vacation time.

          (b) DEATH. If Employee dies during the Employment Term, the Company will pay to his estate the balance of his base salary under this Agreement pursuant to subsection (f) below. Employee's estate also shall receive the cash value of any earned but unused sick leave and vacation time.

          (c) "FOR CAUSE". If the Company terminates this Agreement "For Cause" as defined in this subsection, Employee shall not be entitled to any damages from the Company or its employees for such termination. If the Company terminates this

          Agreement for cause, Employee shall receive his base salary under
          Section 5(a) only through the date of termination.

          For purposes of this Agreement, "For Cause" shall mean the willful, continued and material failure by Employee to follow the reasonable and legitimate directions of the Board of Directors or of the President and Chief Executive Officer in connection with Employee's duties hereunder, but only after (i) the Chairman and Chief Executive Officer delivers a written notice to Employee specifically setting forth the manner in which he believes Employee has failed to follow such directions and providing at least 30 days to correct the deficiencies, and (ii) such willful and material failure to follow directions is not corrected within the designated time period; conviction of a felony; embezzlement from the Company; fraud; engaging in conduct contrary to the best interests of the Company; habitual absenteeism not related to disability or illness, but only after written notice from the Board of Directors followed by a repetition of such habitual absenteeism.

          (d) "WITHOUT CAUSE" AND CONSTRUCTIVE TERMINATION. If the Company terminates this Agreement without Cause or if Employee terminates this Agreement because of Constructive Termination as defined below, Employee shall receive an amount equal to two times his base salary for the twelve month period immediately preceding such termination of employment in accordance with subsection (f) below, and the cash value of any earned but unused sick leave and vacation time.

          If Employee's employment with the Company terminates pursuant to this subsection, he shall not be required to mitigate damages by seeking other employment or otherwise; however, the amount paid by the Company shall be reduced by any compensation earned by Employee from another employer or through consulting.

          For purposes of this Agreement "Constructive Termination" means the continued and material failure of the Company to comply with its covenants and obligations under this Agreement, but only after (i) Employee delivers written notice to the Company specifically setting forth the manner in which he believes the Company has so failed to comply with its covenants and obligations and providing at least 30 days to correct the deficiencies, and (ii) such material failures are not corrected within the designated time period.

          (e) RESIGNATION OR NONRENEWAL OF AGREEMENT. If Employee resigns from his employment during the Employment Term, he shall receive his base salary through his date of termination and the cash value of any earned but unused sick leave and vacation time. If this Agreement expires by its own terms or either Company or Employee choose not to renew the Agreement, then Employee shall receive his base salary through the date the Agreement expires and the cash value of any earned but unused sick leave and vacation time.

          (f) TIME FOR PAYMENT. The payment of any balance of Employee's base salary due under this section will be made on the Company's regularly scheduled pay days.

     9.   ADDITIONAL OBLIGATIONS OF EMPLOYEE DURING AND AFTER EMPLOYMENT.

          (a) ACKNOWLEDGMENTS. Employee acknowledges that, as an officer and employee of the Company (including its subsidiaries and its affiliated companies) he will obtain information that derives independent value from not being generally known to the public. Employee acknowledges that part of the consideration for the covenant not to compete in Section 10 is supported by this factor.

          (b) NONCOMPETITION AND NONSOLICITATION. During the Employment Term and for such period of time following the Employment Term as the Employee shall receive payments pursuant to Section 8(d) hereof or in the event Employee is terminated for Cause, then for a period of 12 months from the Date of Termination, Employee will not, directly or indirectly, work for or provide any services to any employer or other business entity who competes with the Company. During such period of noncompetition, Employee shall not solicit business from any party who, on the date of termination of Employee's employment is, or within one year prior thereto was, a customer of the Company or to whom the Company has made, or from whom the Company has received, a written sales proposal within 12 months prior to such date of termination. Employee understands, acknowledges, and agrees that such customers are developed and maintained by the Company through use of confidential, proprietary, and trade secret information to which Employee may have access during his employment term. The requirement of this subsection does not extend to geographical locations in which the Company is no longer doing business at the time Employee's employment terminates. Employee also agrees that until 12 months after the termination of his employment for any reason, he will not directly or indirectly attempt to persuade or induce any Company employee to leave his or her employment with the Company or hire any such employee to work with Employee at a subsequent employer.

          (c) RECORDS. All records, files, documents, and the like, or abstracts, summaries, or copies thereof, relating to the business of the Company, which the Company or Employee shall prepare or use or come into contact with during his employment, shall remain the sole property of the Company and shall not be removed from the premises or disclosed to any person without written consent of the Company, and Employee shall promptly return all such records in his possession or under his control to the Company upon termination of his employment.

          (d) TRADE SECRETS AND CONFIDENTIALITY. During the course of Employee's employment, he will have access to and become familiar with various trade secrets and confidential information belonging to the Company, consisting of but not limited to, compilations of information, financial and operations records, technical specifications, sales procedures, customer requirements, pricing information, customer and supplier lists, methods of doing business, and business plans. Employee acknowledges that such confidential information and trade secrets exist and are owned and shall continue to be owned solely by the Company and that he shall not discuss or disclose any trade secrets or confidential information belonging to the Company to any person or entity except as is required for him to perform his duties under this Agreement.

          (e) RELIEF. In addition to its other remedies, the Company shall be entitled to equitable relief, including provisional and final injunctive relief, to enforce its rights under this section.

     10. NOTICES. All notices required to be given hereunder shall be personally delivered to the signatories of this Agreement or shall be given by certified mail, return receipt requested, addressed to the party to which the notice is to be given at the address for that party first set forth above.

     11.  ARBITRATION.   Any controversy or claim arising out of or relating to
this Agreement, except involving matters under Section 9 of this Agreement which will be resolved in the Texas State Courts, shall be settled by binding arbitration. Any such arbitration proceedings shall be conducted as follows:

          (a) Any party wishing to pursue a claim or controversy under this section must give the other party written notice of the claim or controversy within 180 days after the disputed event occurred.

          (b) Arbitration shall be conducted by three arbitrators, one to be selected by each of the parties and the third to be designated by the two arbitrators so selected. In the event of their failure to agree on the third arbitrator, selection shall be made by the American Arbitration Association of Dallas, Texas where the arbitration shall take place.

          (c) The arbitrators shall follow the Employment Arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with Texas rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; shall conduct a pretrial hearing; and shall consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

          (d)  In the event the Company terminates Employee's employment under
          Section 8(c) of this Agreement and Employee challenges the termination under this section, if the Arbitrator rules that the Company did not have cause to terminate Employee's employment, the maximum amount of damages that the Arbitrator may award to Employee is the balance of his base salary under this Agreement and the cash value of any earned but unused sick leave and vacation time, $25,000 for relocation expenses, and Employee's legal fees and expenses in bringing the arbitration.

          (e) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements, and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party.

          (f) The majority decision of the arbitrators shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties, and accordingly the Company and Employee shall promptly comply with the terms of such award, and a judgment by a court of competent jurisdiction may be entered in accordance therewith.

          (g) The fees and expenses of the arbitrators in connection with the resolution of disputes pursuant hereto shall be borne by the party who does not prevail in the arbitration.

          (h) The Company and Employee hereby consent to the jurisdiction of the courts of the State of Texas for purposes of entering judgment with respect to an arbitration award.

     12.  INDEMNIFICATION.    Employee will be subject to and provided the
protection afforded in the indemnification provisions of the current provisions of the Company's Certificate of Incorporation and By-Laws.

     13.  MISCELLANEOUS PROVISIONS.

          (a) ENTIRE AGREEMENT. This Agreement replaces and supplants all prior agreements, oral or written, between the parties and constitutes the entire understanding of the parties; and no change, alteration or modification hereof may be made except by a writing signed by the parties hereto.

          (b) SUCCESSION. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The Company shall have the right to assign this Agreement to a parent, affiliate or subsidiary corporation or to any corporation with which it may merge or consolidate subject to the provisions of Section 8(e) herein.

          (c) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          (d) AMENDMENT. This Agreement may only be amended, or a new agreement substituted, by a written instrument duly authorized and executed by the Company and Employee.

          (e) WAIVER. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof.

          (f) SEVERABILITY. The Company and Employee agree that each of the foregoing covenants shall be deemed a separate, severable and independent covenant, and in the event any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other unrelated part or provision of such covenant or of any other covenant contained herein.

          (g) MULTIPLE ORIGINALS. This Agreement may be executed in multiple originals, each of which shall be deemed an original.



     IN WITNESS WHEREOF the parties have executed this Agreement as of this 1st day of August, 1998.

                              COMPANY:

                              TriStar Aerospace, Inc.


                              By: /s/QUENTIN BOURJEAURD
                                  --------------------------------------
                                   Quentin Bourjeaurd
                                   President and Chief Executive Officer


                              EMPLOYEE:


                              /s/ TREVOR J. WRIGHT
                                 -----------------------------
                              Trevor J. Wright